Exhibit 23.2

ALBERT WONG & CO. CERTIFIED PUBLIC ACCOUNTANTS 7th Floor, Nan Dao Commercial Building 359-361 Queen’s Road Central Hong Kong Tel : 2851 7954 Fax: 2545 4086 B.Soc., Sc., ACA., LL.B., CPA(Practising)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
QKL Stores Inc.

We hereby consent to the use of our report dated November 12, 2008 (except for Note 15 which is dated March 10, 2009), with respect to the financial statements of QKL Stores Inc., for the years ended December 31, 2007 and 2006 on Form S-1/A Amendment No. 7 (File no. 333-150800) to be filed on or about March 25, 2009.  We also consent to the use or our name and the reference to us in the Experts section of the Registration Statement.

/s/ Albert Wong & Co.
Albert Wong & Co.
Hong Kong
March 25, 2009